Exhibit 5.1

July 1, 2025

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Re:	Registration Statement on Form S-1; up to 7,400,000 shares of common stock, $0.001 par value per share, pre-funded warrants to purchase up to 7,400,000 shares of common stock, and placement agent warrants to purchase up to 222,000 shares of common stock

Ladies and Gentlemen,

We have acted as counsel to Sonim Technologies, Inc., a Delaware corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”). The Registration Statement relates to the proposed offer and sale by the Company of up to (i) 7,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, (“Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 7,400,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), and (iii) warrants (the “Placement Agent Warrants” and, together with Pre-Funded Warrants, the “Warrants”) to purchase up to 222,000 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”). The Shares and Pre-Funded Warrants are to be sold to the purchasers as described in the Registration Statement and pursuant to a securities purchase agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the purchasers named therein (the “Purchase Agreement”). The Placement Agent Warrants are issuable to Roth Capital Partners, LLC (“Roth”) as described in the Registration Statement and pursuant to a placement agency agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and Roth (the “Placement Agency Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates, and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, that each individual executing any of the documents, whether on behalf of such individual or another person, is legally competent to do so, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

July 1, 2025

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

(1)	the Shares have been duly authorized for issuance by the Company and, when (i) duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and (ii) issued by the Company against payment therefor at a price per share not less than the per share par value of Common Stock in the circumstances contemplated by the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable;
(2)

(a)	the Pre-Funded Warrants have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the Pre-Funded Warrants will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(b)	the Placement Agent Warrants have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor in the circumstances contemplated by the Placement Agency Agreement, the Placement Agent Warrants will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(3)	the Warrant Shares have been duly authorized for issuance by the Company and, when, upon exercise of the Warrants, (i) duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and (ii) issued by the Company against payment therefor at a price per share not less than the per share par value of Common Stock in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions in numbered paragraphs (1) and (3) are based on and are limited to the General Corporation Law of the State of Delaware, and the opinion in numbered paragraph (2) is based on and is limited to the law of the State of New York, and we render no opinion with respect to the laws of any other jurisdiction.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (d) other applicable exceptions; and (e) the severability, if invalid, of provisions to the foregoing effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Venable LLP